NEWS RELEASE	For more information:
For Immediate Release	Mary Ryan
630/734-2383

Aftermarket Technology Corp. Reaches Multi-Year Agreements
with DaimlerChrysler and AT&T Wireless Services
•  Lowers Guidance for 2003

WESTMONT, Illinois, Monday, July 7, 2003 —Aftermarket Technology Corp. (NASDAQ:ATAC), today announced that it has come to terms on multi-year agreements with DaimlerChrysler and AT&T Wireless Services.

The agreement with DaimlerChrysler extends through 2005 and the agreement with AT&T Wireless Services extends through July 1, 2006.  Although the AT&T Wireless agreement is subject to AT&T Wireless’ early termination option, the termination period has been lengthened substantially from the previous agreement.  Price concessions by ATC were tied to both extensions, as were terms beneficial to ATC, DaimlerChrysler and AT&T Wireless that will be discussed in the upcoming conference call.

Primarily as a result of the price concessions associated with the above long term agreements, the Company is reducing its adjusted earnings per share, before previously announced charges associated with the consolidation of our Mahwah, New Jersey facility, to $0.29 and $1.20 for the second quarter and full year of 2003, respectively, with comparable GAAP fully diluted earnings per share of $0.27 and $1.12 for the second quarter and full year of 2003, respectively.  Full year revenue is projected at $355 million.  Year-end net debt is projected at $62 million.

In commenting on the contract extensions, Mike DuBose, Chairman, President and CEO said, “Although we are not pleased with the earnings reduction for 2003, we are satisfied we have been able to eliminate a great deal of uncertainty during a time of significant turmoil within our customer base.  We welcome the opportunity to be working with these customers as partners and continue to pursue new business inside these companies and with their peers.

DuBose continued, “In mid-July we will begin our planning process for 2004.  We expect to identify cost reductions that, when combined with growth initiatives and projects underway, should facilitate earnings growth in 2004.  We will provide further details on these initiatives during our second quarter earnings conference call on July 30th.”

The Company will host a conference call on Tuesday, July 8, 2003 at 10:00 AM CENTRAL time to discuss the above items as well as provide a general business update.  The conference call number is 877-780-2271.  A replay of the call will be available through Tuesday, July 15, 2003.  The dial-in number for the replay is 877-519-4471.  The access code is 4021600.

For further information, please see the Company’s most recent Form 10-Q filed with the Securities and Exchange Commission.

ATC is headquartered in Westmont, Illinois.  The Company’s operations include drivetrain remanufacturing, third party logistics, electronics remanufacturing and reverse logistics services.

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The preceding paragraphs contain statements that are not related to historical results and are “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements include those that are predictive or express expectations, that depend upon or refer to future events or conditions, or that concern future financial performance (including future revenues, earnings or growth rates), ongoing business strategies or prospects, or possible future Company actions.  Forward-looking statements involve risks and uncertainties because such statements are based on current expectations, projections and assumptions regarding future events that may not prove to be accurate.  Actual results may differ materially from those projected or implied in the forward-looking statements.  The factors that could cause actual results to differ are discussed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2002 and other filings made by the Company with the Securities and Exchange Commission.

AFTERMARKET TECHNOLOGY CORP.

Reconciliation of certain financial measures reported in accordance with Generally Accepted Accounting Principles (“GAAP”) to those presented on the basis of methodologies other than in accordance with GAAP (“non-GAAP”)

	Projected
	For The	For The
	Three Months	Twelve Months
	Ended	Ended
	June 30, 2003	December 31, 2003

Earnings Per Diluted Share:

Net income (GAAP basis)	$0.27	$1.12

Special Charges, net of tax (1)	0.02	0.08

Adjusted Net income (non-GAAP basis)	$0.29	$1.20

(1) Primarily reflects estimated severence, asset write-downs and facility exit costs associated with the closure of our Mahwah, New Jersey transmission remanufacturing facility.

The Company reports its financial results of operations in accordance with generally accepted accounting principles (“GAAP”). The Company also provides non-GAAP financial information to complement its consolidated financial statements presented in accordance with GAAP. The Company's press releases and other communications from time to time may include such non-GAAP financial measures. A "non-GAAP financial measure" is defined as a numerical measure of a Company's financial performance, financial position or cash flows that excludes (or includes) amounts that are included in (or excluded from) the most directly comparable measure calculated and presented in accordance with GAAP in the Company's financial statements.

Adjusted net income per diluted share as presented in the table above represents net income per diluted share (GAAP basis) adjusted to exclude special charges (net of tax) per diluted share as described above.

The Company believes these non-GAAP financial measures provide management and investors with useful information by removing the effect of variances in GAAP reported results that are not indicative of fundamental changes in the earnings capacity of the Company's operations, and enables management and investors to meaningfully trend, analyze and benchmark the performance of the Company’s operations. The Company also believes that the presentation of the non-GAAP financial measure is consistent with its past practice and enables management and investors to compare current non-GAAP measures with non-GAAP measures presented in prior periods.

In addition, many of the Company’s internal performance measures exclude the effects of these income and expense items and are based upon the related non-GAAP financial measure.

The Company’s non-GAAP financial measures may vary from similar titled measures of other companies because of differences in the way the measures are calculated and therefore should not be used to compare the Company’s performance to that of other companies.

Whenever the Company presents non-GAAP financial measures, a reconciliation to the most directly comparable financial measure calculated and presented in accordance with GAAP is made available. The non-GAAP financial measures used by the Company are not intended to supercede or replace the Company’s GAAP results or expectations.